UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

YOUR Vote Matters

BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT)

Vote today.
YOUR Board is focused on protecting YOUR investment and advancing YOUR interests. *Saba is only focused on Saba.*

Your investment—and the consistent distributions your Fund delivers—are at risk.

A dissident activist shareholder, Saba Capital Management L.P. ("Saba"), is attempting to fire BlackRock as fund manager and install hand-picked board nominees loyal to Saba's own interests. In doing so, Saba seeks to maximize its own returns, to the detriment of yours. BlackRock puts YOU first, and the decisive actions taken by YOUR Board and management team have had a meaningful, positive impact, creating value for all shareholders.

The Fund's nominees are fiduciaries with a track record of putting YOUR interests first

100%
All nominees have closed-end fund experience

200+
Years of collective relevant leadership experience

Market experts and business leaders from Wall Street to D.C.

History of protecting your consistent distributions

YOUR Fund's Board and award-winning[1] management have taken impactful actions

#1
Best performing fund in peer group in 2023[2]

35.4%
Total market price return[3]
Outperformance: 22.4%[3,4]

197%
Total distribution growth[2]
Peers: -33%[2]

73.1%
Discount to NAV narrowing[5]

Saba's unqualified nominees are loyal to Saba's interests, not yours

0%
None of Saba's nominees have any closed-end fund experience

0
Nominees have no insights into your Fund's strategies or operations

6/7 nominees have zero risk management or compliance experience

Saba's nominees are beholden to Saba's interests, not yours

1 Named Morningstar's Outstanding Portfolio Manager of the Year in 2023
2 Bloomberg as of 5/20/2024; Inception as of 9/28/2021; Peer set includes BCAT, GLV, GLO, BXSY, FT, RCG, RIV, OPP and SPE; PDX included in the peer set starting 1/1/2024
3 Morningstar/BlackRock data as of 5/24/2024; Returns for time periods greater than 1 year are annualized; Returns on price assume dividends are reinvested
4 Outperformance against benchmark: 50% MSCI ACWI Index + 50% Bloomberg US AGG Bond Index. ECAT uses a 50/50 blend of the two benchmarks to best represent a proxy for the multi-asset nature of each fund as they are invested across equity and fixed income assets
5 Morningstar as of 5/24/2024; Discount to NAV narrowing from 12/31/2022 to 5/24/2024

BlackRock.

We ask that all shareholders vote on the enclosed WHITE proxy card today to preserve YOUR Fund:

- "FOR" BlackRock Board nominees
- "AGAINST" Saba's proposal to terminate the investment management agreement with BlackRock
- IMPORTANT: Do not return any gold cards sent to you by Saba

How do I vote?

Vote online

Using the website provided on your enclosed **WHITE** proxy card and following the simple instructions

Vote by phone

By calling the toll-free number on your enclosed **WHITE** proxy card and following the simple instructions

Vote by mail

By completing and returning your enclosed **WHITE** proxy card in the postage paid envelope provided

Please do NOT send back any proxy card you may receive from Saba

- *If you have already sent back the proxy card received from Saba*, you can still change your vote by promptly voting on the **WHITE** proxy card, which will replace the proxy card you previously completed.
- If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC ("Georgeson"), toll free at 1-866-529-8106.

Important information about the Fund

This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. **This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.**

Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund's dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund's shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.

© 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. **BLACKROCK** is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.

May 2024 | BlackRock ESG Capital Allocation Term Trust (ECAT)

BlackRock

Not FDIC Insured • May Lose Value • No Bank Guarantee

ECAT_2024_FL5